Kewaunee Scientific Announces Results for Third Quarter

STATESVILLE, N.C., Feb. 28, 2012 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today announced the financial results for its third quarter ended January 31, 2012.

Sales for the quarter were $21,574,000, down 4% from sales of $22,568,000 in the third quarter last year. Additional sales of $720,000 for products manufactured late in the quarter were not recorded as a sale because the customer failed to secure international shipping containers and take delivery of the products. In addition, a continuing decline in orders for publicly-funded K-12 educational projects, and lower sales of technical furniture products adversely affected sales results. Partially offsetting the impact of these factors was a 28% increase in international sales during the quarter. The order backlog was $77.1 million at January 31, 2012, as compared to $68.2 million at January 31, 2011.

A net loss of $122,000, or $0.05 per diluted share, was reported for the quarter, as compared to net earnings of $86,000, or $0.03 per diluted share, in the third quarter last year. Earnings for the quarter were unfavorably affected by the lower sales volume, aggressive pricing in the marketplace, particularly for wood furniture, and continuing higher costs paid for steel and epoxy resin raw materials. Earnings were also unfavorably impacted by a significant under-absorption of factory overhead costs resulting from the decline in wood furniture orders and after-tax employee severance costs of $78,000 related to headcount reductions in Statesville. Earnings were favorably impacted by significantly improved profits from international operations, lower costs from savings initiatives, and after-tax income of $95,000 related to a property insurance settlement.

During the quarter, the Company implemented additional actions to reduce factory labor and overhead costs, as well as a 13% reduction in the number of administrative and support staff at Statesville. The administrative and support staff reductions are projected to reduce costs by $350,000 each quarter, starting in the fourth quarter. These cost reduction activities follow initiatives previously announced by the Company in the second quarter, that when fully implemented, are projected to reduce annual costs by over $3 million.

Domestic operations sales for the quarter were $17,142,000, down 10% from sales of $19,108,000 in the third quarter last year. Sales were unfavorably impacted by the continuing decline in incoming orders for publicly-funded K-12 educational projects, primarily wood furniture, lower sales of technical furniture products, and the timing of scheduled ship dates for orders in the backlog. Although not reflected in the financial results, bidding activity for larger laboratory projects and small and mid-sized privately-funded projects continued to hold up relatively well, though pricing remains extremely competitive.

International operations sales for the quarter were $4,432,000, up 28% from sales of $3,460,000 in the third quarter last year. Sales benefited from the beginning of shipments for a large project in the order backlog. The Company continues to have a strong backlog of international orders, including a large project that has experienced a lengthy construction delay due to extraordinary building construction complications.

Sales for the nine months ended January 31, 2012 were $73,857,000, up 1% over sales of $73,051,000 in the same period last year. Domestic operations sales were $64,364,000, up 3% over sales of $62,324,000 in the same period last year. International operations sales were $9,493,000, down 12% from sales of $10,727,000 in the same period last year. A net loss of $225,000, or $0.09 per diluted share, was reported for the nine months ended January 31, 2012. This compares to net earnings of $1,598,000, or $0.62 per diluted share, for the same period last year.

The Company continues to have a strong balance sheet. Cash on hand was $4,578,000 at the end of the quarter, as compared to $2,704,000 at the end of the third quarter last year. Working capital was $21,487,000 at January 31, 2012, as compared to $21,341,000 at the end of the third quarter last year. Short-term borrowings under the Company's $15 million bank line of credit were $6,401,000 at the end of the quarter, as compared to $696,000 at the end of the third quarter last year, and total bank borrowings and capital lease obligations were $10,176,000, as compared to $4,752,000 at the end of the third quarter last year. The debt-to-equity ratio was .34-to-1 at the end of the quarter, as compared to .15-to-1 at the end of the third quarter last year.

In January 2012, the Company announced two major changes to its network of domestic dealers that are expected to have significant long-term benefits to the Company. The territories covered by ISEC, Inc., which joined the Company's dealer network in May 2011 responsible for the Rocky Mountain region, were expanded to encompass the entire western United States. Additionally, Nycom, Inc. joined the Kewaunee dealer network responsible for covering 11 states over the Southeastern section of the United States. The expansion with ISEC and addition of Nycom are expected to significantly enhance Kewaunee's presence and competitiveness in their territories.

"An excellent third quarter by our international operations was unfortunately overshadowed by an extremely challenging domestic marketplace," said William A. Shumaker, President and Chief Executive Officer. "Our international operations sales would have shown even better improvement if we had not experienced a shortage of international shipping containers late in the quarter that delayed a number of planned shipments of manufactured products until the next quarter.

"Looking forward over the long-term, I remain optimistic regarding improved earnings. My optimism is based on a number of factors, including the recent strengthening and expansion of our domestic dealer network and our reduced manufacturing and overhead costs. I also think the Company is well established and positioned to take advantage of the growing number of laboratory project opportunities in Asia and the Middle East.

"Regarding the short-term, the international laboratory marketplace remains robust, and we expect this business will continue its improvement. We will also see lower costs as a result of our recent headcount reductions and on-going cost savings initiatives in Statesville. However, I remain concerned about the recession's impact on the domestic demand for our wood products. We are also concerned about the recent significant rise in the price of oil and how it might impact transportation costs and prices paid for epoxy resin raw materials, which are petroleum-based."

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of laboratory, technical and laminate furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets and epoxy resin counters and sinks. Technical furniture products include column systems, slotted-post systems, pedestal systems and stand-alone benches. Laminate furniture includes laminate casework, systems and related products for educational, healthcare and industrial applications.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2012	2011	2012	2011

Net sales	$21,574	$22,568	$73,857	$73,051
Cost of products sold	17,803	18,405	62,053	58,472

Gross profit	3,771	4,163	11,804	14,579

Operating expenses	3,990	4,007	11,950	11,953

Operating earnings (loss)	(219)	156	(146)	2,626

Other income	193	1	228	--
Interest expense	(110)	17	(333)	(105)

Earnings (loss) before income taxes	(136)	174	(251)	2,521
Income tax expense (benefit)	(170)	49	(237)	792

Net earnings (loss)	34	125	(14)	1,729

Less: net earnings attributable to
the noncontrolling interest	156	39	211	131

Net earnings (loss) attributable to
Kewaunee Scientific Corporation
Stockholders	$(122)	$86	$(225)	$1,598

Net earnings (loss) per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$(0.05)	$0.03	$(0.09)	$0.62
Diluted	$(0.05)	$0.03	$(0.09)	$0.62

Weighted average number of common
shares outstanding (in thousands)
Basic	2,579	2,576	2,579	2,574
Diluted	2,579	2,592	2,579	2,583

Condensed Consolidated Balance Sheets
(in thousands)

	January 31	April 30
	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$3,929	$2,402
Restricted cash	649	553
Receivables, less allowances	20,046	27,346
Inventories	11,762	10,466
Prepaid expenses and other current assets	2,334	1,612
Total current assets	38,720	42,379
Net property, plant and equipment	15,811	16,575
Other assets	3,890	4,104
Total Assets	$58,421	$63,058

Liabilities and Equity
Short-term borrowings	$6,401	$6,588
Current obligations under capital leases and long-term debt	258	283
Accounts payable	6,608	9,770
Other current liabilities	3,966	3,623
Total current liabilities	17,233	20,264
Other non-current liabilities	9,316	9,778
Total liabilities	26,549	30,042
Noncontrolling interest	1,622	1,525
Kewaunee Scientific Corporation stockholders' equity	30,250	31,491
Total equity	31,872	33,016
Total Liabilities and Equity	$58.421	$63,058

Contact: D. Michael Parker

704/871-3290